NEWS RELEASE

	Contacts:	Billy F. Mitcham, Jr., President & CEO Mitcham Industries, Inc. 936-291-2277
FOR IMMEDIATE RELEASE		Jack Lascar / Karen Roan Dennard ? Lascar Associates 713-529-6600

MITCHAM INDUSTRIES REPORTS FISCAL 2014
THIRD QUARTER RESULTS

HUNTSVILLE, TX – DECEMBER 10, 2013 – Mitcham Industries, Inc. (NASDAQ: MIND) today announced financial results for its fiscal 2014 third quarter ended October 31, 2013.

Total revenues for the third quarter of fiscal 2014 increased 9.2% to $20.3 million compared to $18.6 million in the third quarter of fiscal 2013. Equipment leasing revenues, excluding equipment sales, were $7.9 million in the third quarter compared to $11.1 million in the same period last year. Seamap sales increased 23% to $5.5 million compared to $4.5 million in the third quarter of fiscal 2013. The Company reported a net loss of $2.6 million, or $0.21 per share, for the third quarter of fiscal 2014 compared to net loss of $1.2 million, or $0.10 per share, in the third quarter of fiscal 2013. Fiscal 2014 third quarter results include a charge of $1.0 million, or approximately $0.07 per share after-tax, to the Company’s provision for doubtful accounts. Excluding the impact of this charge, the Company reported a net loss of $1.7 million, or $0.14 per share, for the third quarter of fiscal 2014.

Bill Mitcham, President and CEO, stated, “As we anticipated, the overall market softness that we have experienced since the beginning of this fiscal year continued into the third quarter, resulting in lower year-over-year leasing revenues primarily due to ongoing weakness in U.S. and Latin American land seismic activity. We did see a sequential improvement in leasing revenues over the second quarter of this year, primarily due to further improvement in Europe and an increase in down hole tool leasing. Total revenues in our Equipment Leasing segment, including equipment sales, increased in the third quarter compared to the same period a year ago primarily due to increased sales from our Australian subsidiary. Seamap’s results improved for the quarter compared to a year ago, despite no major system deliveries in the quarter. We had expected to deliver one GunLink 4000 system in the quarter, but due to issues with vessel availability, our customer delayed the delivery to a subsequent period.

“Looking at the balance of the year and into early fiscal 2015, we expect our equipment leasing business to improve, partially due to seasonality with the start of the winter seasons in Russia and Canada. While the Russian winter season is expected to be somewhat stronger than last year, the Canadian winter season appears generally weaker than last year. However, we have recently deployed newly acquired equipment for specific projects that we believe will positively impact our Canadian results over the next couple of quarters. In the Pacific Rim, we anticipate taking advantage of new projects that are scheduled to begin in the current quarter, particularly in Australia. We are finally experiencing meaningful improvement in Latin America, with new projects having started and others scheduled to start, as well as renewed opportunities in the region. Down hole activity continues to strengthen, and marine leasing seems to have bottomed and is slowly improving. We believe Seamap will have a stronger fourth quarter due to scheduled deliveries of new systems, including at least one GunLink 4000 system.

“Over the past several quarters, we have experienced a slowdown in the seismic industry as oil and gas companies have shifted their capital spending more towards production and less to exploration, a trend that appears to be continuing. However, we are not simply waiting for the markets to recover. Due to new opportunities and customer demand, we have recently made significant additions to our lease pool, specifically in wireless land equipment. We are taking advantage of the continued industry trend towards wireless land recording systems in certain geographic areas. We have purchased this equipment in response to specific demand, but we believe it will also allow us to pursue other opportunities with new and existing customers.

“Looking into next year, the outlook for land activity in many regions such as Europe, the U.S. and Latin America is encouraging, yet uncertain. The long-term outlook for marine seismic continues to be attractive, given the announced new vessels and upgrades, although many marine contractors are facing near-term pricing pressure from their customers. During this period of relative uncertainty, we have worked diligently to position ourselves to make the most of an anticipated recovery in the seismic data acquisition industry with our broad range of equipment, geographic diversity and focus on customer service. In addition, we continue to maintain a strong financial position to support our leadership position in our markets.”

FISCAL 2014 THIRD QUARTER RESULTS

Total revenues for the third quarter of fiscal 2014 were $20.3 million compared to $18.6 million a year ago. A significant portion of our revenues are typically generated from geographic areas outside the United States, and during the third quarter of fiscal 2014, the percentage of revenues from international customers was approximately 83% compared to 81% in the third quarter of fiscal 2013.

Equipment leasing revenues, excluding equipment sales, were $7.9 million compared to $11.1 million in the same period a year ago. The year-over-year decline in third quarter equipment leasing revenues was largely due to continued softness in land leasing activity in the United States and Latin America, partially offset by improved leasing revenues in Europe and the Pacific Rim as well as an increase in down hole tool leasing.

Lease pool equipment sales were $3.2 million for the third quarter of fiscal 2014 compared to $1.9 million in the third quarter a year ago. Sales of new seismic, hydrographic and oceanographic equipment were $3.7 million compared to $1.1 million in the third quarter a year ago, primarily attributable to continued strong hydrographic and oceanographic equipment sales in the Pacific Rim.

Seamap equipment sales for the third quarter of fiscal 2014 were $5.5 million compared to $4.5 million in the same period a year ago. There were no large system deliveries in the fiscal 2014 third quarter as an anticipated GunLink 4000 system was delayed due to vessel availability issues. In both the third quarters of fiscal 2014 and 2013, Seamap revenues consisted solely of other equipment sales and after-market business including replacement parts, engineering services and ongoing support and repair services.

Lease pool depreciation expense in the third quarter of fiscal 2014 fell to $7.2 million compared to $8.3 million in the same period a year ago due to certain equipment becoming fully depreciated and the decline in lease pool additions through the first nine months of fiscal 2014. Lease pool additions in the first nine months of fiscal 2014 were approximately $14.3 million compared to $26.5 million in the first nine months of fiscal 2013.

Gross profit in the third quarter of fiscal 2014 was $5.0 million compared to $4.4 million in the third quarter a year ago. General and administrative expenses were approximately $6.1 million in the third quarter of fiscal 2014 compared to $5.9 million for same period a year ago.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the third quarter of fiscal 2014 was $4.5 million, or 22% of revenues, compared to $6.4 million, or 35% of revenues, in the same period last year. EBITDA, which is not a measure determined in accordance with United States generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net income and cash provided by operating activities, the most comparable GAAP measures, in the accompanying financial tables.

FISCAL 2014 FIRST NINE MONTHS RESULTS

Total revenues for the first nine months of fiscal 2014 were $68.5 million compared to $76.3 million for the first nine months of fiscal 2013. Equipment leasing revenues, excluding equipment sales, were $34.4 million in the first nine months of fiscal 2014 compared to $43.0 million in the same period a year ago. Lease pool equipment sales in the first nine months of fiscal 2014 were $6.2 million versus $7.4 million in the first nine months of fiscal 2013. Sales of new seismic, hydrographic and oceanographic equipment for the nine months of fiscal 2014 were $11.4 million compared to $3.6 million in the same period of fiscal 2013. Seamap equipment sales for the first nine months of fiscal 2014 were $16.4 million compared to $22.3 million in the same period of last year.

Gross profit in the first nine months of fiscal 2014 was $23.9 million compared to $28.6 million in the first nine months of fiscal 2013. Net income for the first nine months of fiscal 2014 was $3.0 million, or $0.23 per diluted share, compared to $13.6 million, or $1.03 per diluted share, for the first nine months of fiscal 2013. EBITDA for the first nine months of fiscal 2014 was $27.0 million, or 39% of total revenues, compared to $36.5 million, or 48% of total revenues, in the first nine months of fiscal 2013.

SHARE REPURCHASE PROGRAM

In April 2013, our Board of Directors authorized a share repurchase program for up to 1.0 million shares of common stock through December 31, 2014. During the fiscal 2014 third quarter, we repurchased 45,000 shares at an average cost of approximately $14.91 per share. Through the first nine months of fiscal 2014, we repurchased 147,900 shares of common stock at an average cost of approximately $14.82 per share. These purchases were made in open market transactions.

Future purchases may be made from time to time, based on market conditions, legal requirements and other corporate considerations, in the open market or otherwise on a discretionary basis. We expect to finance any repurchases from a combination of cash on hand, cash provided by operating activities and proceeds from our revolving credit facility.

CONFERENCE CALL

We have scheduled a conference call for Wednesday, December 11, 2013 at 9:00 a.m. Eastern Time to discuss our fiscal 2014 third quarter results. To access the call, please dial (480) 629-9692 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging onto the site and clicking “Investors.” A telephonic replay of the conference call will be available through December 25, 2013 and may be accessed by calling (303) 590-3030 and using passcode 4650592#. A web cast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard ? Lascar Associates (713) 529-6600 or email dwashburn@dennardlascar.com.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; Budapest, Hungary; Lima, Peru; Bogota, Colombia and the United Kingdom, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry. Through its Seamap business, Mitcham designs, manufactures and sells specialized seismic marine equipment.

Certain statements and information in this press release concerning results for the quarter ended October 31, 2013 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts of our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publically update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	October 31, 2013	January 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$24,209	$15,150
Restricted cash	710	801
Accounts receivable, net	25,012	23,131
Current portion of contracts and notes receivable	1,127	2,096
Inventories, net	8,490	6,188
Prepaid income taxes	1,975	5,591
Deferred tax asset	1,976	1,842
Prepaid expenses and other current assets	4,232	3,079
Total current assets	67,731	57,878
Seismic equipment lease pool and property and equipment, net	106,631	119,608
Intangible assets, net	3,447	3,989
Goodwill	4,320	4,320
Deferred tax asset	6,409	4,296
Other assets	34	316

Total assets	$188,572	$190,407

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,469	$6,921
Current maturities – long-term debt	110	145
Deferred revenue	497	539
Accrued expenses and other current liabilities	2,505	1,875

Total current liabilities	11,581	9,480
Non-current income taxes payable	376	376
Long-term debt, net of current maturities	3,140	4,238
Total liabilities	15,097	14,094
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; none issued and outstanding	-	—
Common stock, $0.01 par value; 20,000 shares authorized; 13,872 and 13,763 shares issued at October 31, 2013 and January 31, 2013, respectively	139	138
Additional paid-in capital	117,599	116,506
Treasury stock, at cost (1,075 and 926 shares at October 31, 2013 and January 31, 2013, respectively)	(7,075)	(4,860)
Retained earnings	59,334	56,348
Accumulated other comprehensive income	3,478	8,181

Total shareholders’ equity	173,475	176,313

Total liabilities and shareholders’ equity	$188,572	$190,407

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended October 31,		For the Nine Months
			Ended October 31,
	2013	2012	2013	2012
Revenues:
Equipment leasing	$7,900	$11,062	$34,435	$42,952
Lease pool equipment sales	3,169	1,873	6,188	7,409
Seamap equipment sales	5,537	4,495	16,422	22,301
Other equipment sales	3,669	1,143	11,416	3,622

Total revenues	20,275	18,573	68,461	76,284

Cost of sales:
Direct costs — equipment leasing	1,465	1,663	3,857	6,308
Direct costs — lease pool depreciation	7,216	8,308	22,021	25,139
Cost of lease pool equipment sales	1,119	1,341	2,080	3,752
Cost of Seamap and other equipment sales	5,522	2,907	16,653	12,445

Total cost of sales	15,322	14,219	44,611	47,644

Gross profit	4,953	4,354	23,850	28,640
Operating expenses:
General and administrative	6,086	5,854	18,173	16,907
Provision for (recovery of) doubtful accounts	1,048	—	1,048	(443)
Depreciation and amortization	371	362	1,124	1,031

Total operating expenses	7,505	6,216	20,345	17,495

Operating (loss) income	(2,552)	(1,862)	3,505	11,145
Other income (expenses):
Interest, net	(37)	79	120	(22)
Other, net	(517)	(395)	222	(964)

Total other income (expenses)	(554)	(316)	342	(986)

(Loss) income before income taxes	(3,106)	(2,178)	3,847	10,159
Benefit (provision) for income taxes	478	956	(861)	3,477

Net (loss) income	$(2,628)	$(1,222)	$2,986	$13,636

Net (loss) income per common share:
Basic	$(0.21)	$(0.10)	$0.23	$1.07

Diluted	$(0.21)	$(0.10)	$0.23	$1.03

Shares used in computing net income per common share:
Basic	12,767	12,771	12,766	12,687
Diluted	12,767	12,771	13,180	13,264

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Nine Months
	Ended October 31,
	2013	2012
Cash flows from operating activities:
Net income	$2,986	$13,636
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,242	26,270
Stock-based compensation	839	1,323
Provision for doubtful accounts, net of charge offs	1,048	(636)
Provision for inventory obsolescence	70	178
Gross profit from sale of lease pool equipment	(4,108)	(3,657)
Excess tax benefit from exercise of non-qualified stock options and restricted shares	(44)	(441)
Deferred tax provision	(2,495)	(3,524)
Changes in non-current income taxes payable	—	(5,003)
Changes in working capital items:
Accounts receivable	(4,569)	17,662
Contracts and notes receivable	1,277	(761)
Inventories	(2,827)	(623)
Prepaid expenses and other current assets	(1,449)	(1,341)
Income taxes receivable and payable	3,382	(7,672)
Prepaid foreign income tax	—	3,519
Accounts payable, accrued expenses, other current liabilities and deferred revenue	1,338	(2,801)

Net cash provided by operating activities	18,690	36,129

Cash flows from investing activities:
Purchases of seismic equipment held for lease	(13,308)	(35,531)
Purchases of property and equipment	(452)	(795)
Sale of used lease pool equipment	6,188	7,409
Net cash used in investing activities	(7,572)	(28,917)

Cash flows from financing activities:
Net payments on revolving line of credit	(1,000)	650
Proceeds from equipment notes	—	180
Payments on borrowings	(105)	(1,528)
Net purchases of short-term investments	30	—
Proceeds from issuance of common stock upon exercise of options	275	331
Purchase of treasury stock	(2,200)	—
Excess tax benefit from exercise of non-qualified stock options and restricted shares	44	441
Net cash (provided by) used in financing activities	(2,956)	74
Effect of changes in foreign exchange rates on cash and cash equivalents	897	1,417

Net change in cash and cash equivalents	9,059	8,703
Cash and cash equivalents, beginning of period	15,150	15,287

Cash and cash equivalents, end of period	$24,209	$23,990

MITCHAM INDUSTRIES, INC.

Reconciliation of Net Income and Net Cash Provided by Operating Activities to EBITDA

	For the Three Months Ended		For the Nine Months Ended
	October 31,		October 31,
	2013	2012	2013	2012
		(in thousands)		(in thousands)
Reconciliation of Net income to EBITDA and Adjusted EBITDA
Net (loss) income	$(2,628)	$(1,222)	$2,986	$13,636
Interest (income) expense, net	37	(79)	(120)	22
Depreciation and amortization	7,618	8,703	23,242	26,270
(Benefit) provision for income taxes	(478)	(956)	861	(3,477)
EBITDA (1)	4,549	6,446	26,969	36,451
Stock-based compensation	287	259	839	1,323

Adjusted EBITDA (1)	$4,836	$6,705	$27,808	$37,774

Reconciliation of Net cash provided by operating activities to EBITDA
Net cash provided by operating activities	$2,729	$6,849	$18,690	$36,129
Stock-based compensation	(287)	(259)	(839)	(1,323)
Provision for doubtful accounts	(1,048)	619	(1,048)	636
Changes in trade accounts, contracts and notes receivable	2,053	(6,029)	3,292	(16,901)
Interest paid	124	122	206	447
Taxes paid , net of refunds	(3,699)	1,187	(74)	8,222
Gross profit from sale of lease pool equipment	2,050	532	4,108	3,657
Changes in inventory	1,799	253	2,827	623
Changes in accounts payable, accrued expenses and other current liabilities and deferred revenue	886	758	(1,338)	2,801
Changes in prepaid expenses and other current assets	67	—	1,449	—
Other	(125)	2,414	(304)	2,160

EBITDA (1)	$4,549	$6,446	$26,969	$36,451

(1)	EBITDA is defined as net income before (a) interest expense, net of interest income, (b) provision for (or benefit from) income taxes and (c) depreciation, amortization and impairment. Adjusted EBITDA excludes stock-based compensation. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We have included these non-GAAP financial measures because management utilizes this information for assessing our performance and liquidity and as indicators of our ability to make capital expenditures, service debt and finance working capital requirements. The covenants of the predecessor revolving credit agreement and our credit agreement each contain financial covenants that are based on EBITDA or Adjusted EBITDA. Management believes that EBITDA and Adjusted EBITDA are measurements that are commonly used by analysts and some investors in evaluating the performance and liquidity of companies such as us. In particular, we believe that it is useful to our analysts and investors to understand this relationship because it excludes transactions not related to our core cash operating activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance and liquidity of our core cash operations. EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. In evaluating our performance as measured by EBITDA, management recognizes and considers the limitations of this measurement. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA and Adjusted EBITDA are only two of the measurements that management utilizes. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

MITCHAM INDUSTRIES, INC.
Segment Operating Results
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	October 31,		October 31,
	2013	2012	2013	2012
		(in thousands)		(in thousands)
Revenues:
Equipment Leasing	$14,738	$14,078	$52,039	$53,983
Seamap	5,608	4,839	16,584	23,134
Inter-segment sales	(71)	(344)	(162)	(833)

Total revenues	20,275	18,573	68,461	76,284
Cost of sales:
Equipment Leasing	12,784	12,177	36,946	38,193
Seamap	2,651	2,052	7,962	10,065
Inter-segment costs	(113)	(10)	(297)	(614)

Total cost of sales	15,322	14,219	44,611	47,644

Gross profit	4,953	4,354	23,850	28,640
Operating expenses:
General and administrative	6,086	5,854	18,173	16,907
Provision for (recovery of) doubtful accounts	1,048	—	1,048	(443)
Depreciation and amortization	371	362	1,124	1,031

Total operating expenses	7,505	6,216	20,345	17,495

Operating (loss) income	$(2,552)	$(1,862)	$3,505	$11,145

Equipment Leasing Segment:
Revenue:
Equipment leasing	$7,900	$11,062	$34,435	$42,952
Lease pool equipment sales	3,169	1,873	6,188	7,409
New seismic equipment sales	294	181	569	619
SAP equipment sales	3,375	962	10,847	3,003

	14,738	14,078	52,039	53,983
Cost of sales:
Direct costs-equipment leasing	1,466	1,664	3,857	6,546
Lease pool depreciation	7,279	8,314	22,188	25,276
Cost of lease pool equipment sales	1,119	1,341	2,080	3,752
Cost of new seismic equipment	234	111	434	358
sales
Cost of SAP equipment sales	2,686	747	8,387	2,261

	12,784	12,177	36,946	38,193

Gross profit	$1,954	$1,901	$15,093	$15,790

Gross profit %	13%	14%	29%	29%
Seamap Segment:
Equipment sales	$5,608	$4,839	$16,584	$23,134
Cost of equipment sales	2,651	2,052	7,962	10,065

Gross profit	$2,957	$2,787	$8,622	$13,069

Gross profit %	53%	58%	52%	56%

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